Exhibit 99.1

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. Announces 30% Increase in Second Quarter 2021 Net Income

Dunmore, Pa., July 30, 2021/Globe Newswire/—FNCB Bancorp, Inc. (NASDAQ: FNCB; www.fncb.com), the parent company of Dunmore-based FNCB Bank (the “Bank”), (collectively, "FNCB") today reported net income of $5.2 million, or $0.26 per basic and diluted share, for the three months ended June 30, 2021, an increase of $1.2 million, or 30.0% from $4.0 million, or $0.20 per basic and diluted share, for the same three months of 2020.  The increase in second quarter 2021 earnings was largely due to a $2.4 million increase in net interest income, coupled with a $0.7 million reduction in the provision for loan and lease losses. These positive factors were partially offset by a $0.8 million reduction in non-interest income and a $0.8 million increase in non-interest expense. For the six months ended June 30, 2021, net income totaled $11.1 million, or $0.55 per basic and diluted share, an increase of $5.0 million, or 81.8%, from $6.1 million, or $0.30 per basic and diluted share, for the same six months of 2020. The earnings improvement for the year-to-date period ending June 30, 2021 was primarily due to a $4.7 million increase in net interest income, coupled with $1.6 million reduction in the provision for loan and lease losses, partially offset by a $0.8 million increase in non-interest expense.

For the three and six months ended June 30, 2021, the annualized return on average assets was 1.38% and 1.49%, respectively, and 1.21% and 0.96%, respectively, for the same period of 2020. The annualized return on average equity was 13.37% and 14.31%, respectively for the three and six months ended June 30, 2021, compared to 11.62% and 8.87%, for the comparable periods of 2020. FNCB declared and paid dividends to holders of common stock of $0.060 per share for the second quarter of 2021 and $0.120 per share for the six months ended June 30, 2021, a 9.1% increase compared to $0.055 and $0.110 per share for the same periods of 2020.

Second quarter 2021 results as compared to the second quarter of 2020:

●	Second quarter net income increased $1.2 million, or 30.0%, to $5.2 million, or $0.26 per share in 2021 compared to $4.0 million, or $0.20 per share in 2020;
●	Yield on earnings assets (FTE) increased 10 basis points to 3.80% in 2021 from 3.70% in 2020;
●	Cost of funds decreased 39 basis points to 0.30% in 2021 from 0.69% in 2020;
●	Net interest margin (FTE) increased 40 basis points to 3.58% in 2021, compared to 3.18% in 2020;
●	Provision for loan and lease losses decreased $0.7 million, or 81.3%;
●	Non-interest income decreased $0.8 million, or 31.7%;
●	Non-interest expense increased $0.8 million, or 12.5%; and
●	Efficiency ratio improved to 51.86% in 2021 compared to 56.53% in 2020.

Summary financial position at June 30, 2021 as compared to December 31, 2020:

●	Total assets grew $59.1 million, or 4.0%, to $1.525 billion at June 30, 2021 from $1.466 billion at December 31, 2020;
●	Loans, net of deferred loan fees and cost and unearned income, increased $75.4 million, or 8.4%, to $976.5 million at June 30, 2021 from $901.1 million at December 31, 2020;
●	Included in net loans were PPP loans outstanding, net of loan origination fees and costs, of $85.8 million at June 30, 2021;
●	Total deposits increased $50.7 million, or 3.9% to $1.338 billion at June 30, 2021 from $1.287 billion at December 31, 2020;
●	Non-performing loans as a percentage of total loans improved to 0.47% at June 30, 2021 from 0.62% at December 31, 2020; and
●	The Bank was well capitalized with total risk-based capital and leverage ratios of 15.79% and 9.90%, respectively, at June 30, 2021, and 15.79% and 9.57%, respectively, at December 31, 2020.

"We are very pleased with our second quarter performance," stated Gerard A. Champi, President and CEO. "Our net interest income was favorably impacted by origination fees recognized on forgiven PPP loans and the early payoff of two loans originated under the Federal Reserve Bank's Main Street Lending Program. Additionally, we were able to continue to reduce our deposit costs for eight consecutive quarters. We also redirected some of our excess liquidity into the investment portfolio to enhance net interest income going forward. We experienced an uptick in loan demand during the second quarter of 2021. Demand for our proprietary WOW mortgage product was very strong and we saw some renewed demand in the commercial sector as well. Our asset quality remains favorable, with continued improvement in non-accrual loan levels and delinquency rates. As we head into the second half of the year, we are cautiously optimistic but remain vigilant as the COVID-19 pandemic continues to evolve," concluded Champi.

Impact of the COVID-19 pandemic

On December 27, 2020, the Consolidated Appropriations Relief Act was signed into law that extended and modified several provisions of the PPP to include an additional allocation of $284 billion in funding. On January 19, 2021, FNCB began originating additional PPP loans under this round of funding. The SBA continued to accept new applications through May 31, 2021.  During the six months ended June 30, 2021, FNCB had generated and received SBA approval and funding for 679 PPP loans totaling $76.3 million and received $3.6 million in related deferred loan origination fees associated with this funding. During the six months ended June 30, 2021, FNCB received forgiveness for PPP loans totaling $69.1 million, with $2.3 million in PPP loan origination fees, net of loan origination costs, recognized into interest income upon forgiveness. PPP loans outstanding at June 30, 2021 were $85.8 million. FNCB expects to apply and receive forgiveness for the majority of the outstanding PPP loans by the end of 2021.

During the first half of 2021, widespread availability and distribution of vaccines has led to lifting of restrictions, reopening of the economy and improving economic growth across the United States and more specifically within our market area. In early April 2021, the Governor of Pennsylvania reduced some of the restrictions on certain businesses, primarily restaurants and hospitality-related businesses. However, lingering effects from the COVID-19 pandemic continue to impact employment and supply-chains affecting national, regional and local economies. FNCB branches are open, and while fully operational, FNCB continues to follow CDC and Commonwealth guidance and take additional precautions to ensure the safety of its customers and its employees. Specifically, plexiglass shields are utilized in teller and personal banker areas and 6 feet social distancing signage remains in place. Fully-vaccinated customers and employees are allowed to enter bank premises without face masks. FNCB requires employees who are not fully-vaccinated to wear masks at all times while on bank premises.

Regarding our banking operations, commercial activity within our market area, while improving, remains volatile and has not returned to pre-pandemic levels. Economic restrictions adopted in 2020 caused many borrowers to request payment deferrals and other payment accommodations. As of the end of the second quarter of 2021, nearly all have resumed making contractual principal and interest payments. While positive developments have occurred, management is keenly aware that uncertainty regarding the pandemic still exists. The number of positive cases has risen in recent weeks, as the Delta variant of the virus has begun rapidly spreading, specifically in areas with low vaccination rates. The reinstitution of restrictions by federal, state and local governments, if adopted, could negatively impact economic recovery, and result in financial distress for FNCB’s business and consumer customers, which could impede loan growth and result in asset quality deterioration. Additionally, FNCB's commercial customer base includes businesses in industries such as hotel/lodging, restaurants, hospitality, and retail and commercial real estate, all of which had been significantly and adversely impacted in 2020 by economic restriction related to the COVID-19 pandemic. Management continues to closely monitor customers within these industries as the economic recovery unfolds.

Management expects the COVID-19 pandemic, as well as certain provisions of legislative and regulatory relief efforts, to continue to impact FNCB's operations. The full impact is still unknown, continues to evolve and will be contingent upon the spread of variant strains, vaccination rates and continued economic recovery. At this time, management cannot determine or estimate the full magnitude of the impact and cannot provide any assurances as to the effect on FNCB's results of operations or financial position. The FNCB team will continue to work diligently to address any issues related to the COVID-19 pandemic in a safe and sound manner as they arise. Management believes that FNCB's balance sheet and capital position are strong and will allow FNCB to withstand any further challenges that may be presented.

Summary Results

Net interest income on a tax-equivalent basis increased $2.5 million, or 25.3%, to $12.3 million for the three months ended June 30, 2021 from $9.8 million for the comparable period of 2020. The improvement in tax-equivalent net interest income primarily reflected an increase in tax-equivalent interest income of $1.6 million or 14.3%, to $13.0 million for the second quarter of 2021 from $11.4 million for the same quarter of 2020, coupled with a decrease in interest expense of $0.8 million, or 52.4%, to $0.8 million from $1.6 million comparing the second quarters of 2021 and 2020. The $1.6 million, or 14.3%, increase in tax-equivalent interest income comparing the second quarters of 2021 and 2020 largely reflected higher volumes of earning assets, coupled with a net increase in the tax-equivalent yield on earning assets. Total average earning assets increased $138.1 million, or 11.2%, to $1.371 billion for the three months ended June 30, 2021 from $1.233 billion for the same three months of 2020, which reflected growth in both average loan balances, primarily PPP loans, and average security balances. In addition to the volume increase there was a 10-basis point increase in the tax-equivalent yield on earning assets to 3.80% for the three months ended June 30, 2021 compared to 3.70% for the same three months of 2020. Specifically, the tax-equivalent yield on the loan portfolio increased 35 basis points to 4.33% for the three months ended June 30, 2021 compared to 3.98% for the same three months of 2020. Loan yields were favorably impacted by the recognition of $1.1 million in net deferred loan origination fees on forgiven PPP loans. Partially offsetting the positive impact due to the increase in loan yields, was a 30-basis point reduction in the tax-equivalent yield on the securities portfolio to 2.63% for the second quarter of 2021 from 2.93% for the same quarter of 2020. The $0.8 million, or 52.4%, decrease in interest expense was primarily due to a 39-basis point reduction in the cost of funds to 0.30% for the three months ended June 30, 2021 from 0.69% for the same three months of 2020. Specifically, the average rate paid for interest-bearing deposits decreased 37 basis points to 0.28% for the second quarter of 2021 from 0.65% for the same period of 2020. The average rates paid for interest-bearing demand and time deposits, which reflected the reduction in market interest rates and repricing of higher-costing time deposits upon maturity, decreased 34 basis points and 53 basis points, respectively, comparing the three months ended June 30, 2021 and 2020. FNCB experienced strong deposit growth due to additional fiscal stimulus in the first quarter of 2021. Changing customer deposit preferences due to the reduction in economic activity and uncertainty related to the COVID-19 pandemic also contributed to the deposit growth, as well as deposit migration of time deposits into non-maturity deposits. Specifically, average interest-bearing deposits increased $169.1 million, or 19.9%, to $1.020 billion from $850.5 million comparing the second quarters of 2021 and 2020, respectively. Average interest-bearing demand deposits increased $149.3 million, or 26.5%, to $712.8 million for the second quarter of 2021 compared to $563.5 million for the same quarter of 2020, while average savings deposits increased $23.8 million, or 24.0%, to $123.2 million from $99.4 million comparing the second quarters of 2021 and 2020, respectively. Conversely, average time deposits decreased $4.0 million, or 2.1%, to $183.6 million for the three months ended June 30, 2021 from $187.6 million for the same three months of 2020. The strong growth in deposit volumes resulted in a combined net increase to interest expense of $0.1 million. FNCB used the excess liquidity from deposit growth to reduce its reliance on higher-costing borrowed funds. As a result, average borrowed funds decreased $71.5 million, or 87.4%, to $10.3 million from $81.8 million comparing the second quarters of 2021 and 2020.

On a year-to-date basis, tax-equivalent net interest income increased $4.8 million, or 25.1%, to $23.9 million for the six months ended June 30, 2021 from $19.1 million for the comparable period of 2020. The improvement in tax-equivalent net interest income was due to a $2.8 million, or 12.5%, increase in tax-equivalent interest income, coupled with a $2.0 million, or 54.9%, decrease in interest expense. The increase in tax-equivalent interest income for the year-to-date period resulted primarily from the $179.8 million, or 15.3%, increase in average earning asset balances. Average total security balances increased $97.9 million, or 34.0%, to $385.7 million for the six months ended June 30, 2021 from $287.8 million for the same period of 2020. In addition, average loan balances increased $59.8 million, or 6.8%, to $937.5 million for the six months ended June 30, 2021, compared to $877.7 million for the same six months of 2020. The $2.0 million, or 54.9%, decrease in interest expense resulted primarily from a decrease in funding costs, and a reduction in average borrowed funds, partially offset by an increase in average interest-bearing deposits. FNCB's total cost of funds decreased 47 basis points to 0.32% for the six months ended June 30, 2021 from 0.79% for the same six months of 2020, which largely reflected a decrease in the cost of interest-bearing deposits of 43 basis points to 0.30% from 0.73%, respectively, comparing the six months ended June 30, 2021 and 2020. Specifically, comparing the year-to-date periods of 2021 and 2020, the rates paid on time deposits, interest-bearing demand deposits and savings deposits decreased 56 basis points, 41 basis points and 4 basis points, respectively. Regarding volumes of interest-bearing liabilities, borrowed funds averaged $10.3 million for the six months ended June 30, 2021, a decrease of $61.5 million, or 85.7%, from $71.8 million for the same period of 2020. Partially offsetting this decrease was a $173.5 million, or 20.8%, increase in average interest-bearing deposits to $1.009 billion for the first half of 2021 compared to $835.9 million for the same period of 2021.

The tax-equivalent net interest margin, a key measurement used in the banking industry to measure income from earning assets relative to the cost to fund those assets, is calculated by dividing tax-equivalent net interest income by average interest-earning assets. FNCB’s tax-equivalent net interest margin improved 40 basis points to 3.58% for the second quarter of 2021 from 3.18% for the same quarter of 2020, and 30 basis points to 3.53% for the six months ended June 30, 2021, from 3.23% for the same six-month period of 2020. The margin improvement was primarily impacted by activity related to PPP loans, coupled with decreases in funding costs.  Additionally, rate spread, the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities shown on a fully tax-equivalent basis, improved 49 basis points to 3.50% for the three months ended June 30, 2021 from 3.01% for the same three months of 2020. For the year-to-date period ended June 30, 2021, the rate spread improved 41 basis points to 3.45% from 3.04% for the same period of 2020.

For the three months ended June 30, 2021, non-interest income decreased $0.8 million, or 31.7%, to $1.7 million from $2.5 million for the three months ended June 30, 2020. The decrease was largely due to reductions in net gains on the sale of available-for-sale debt securities of $922 thousand and loan referral fees of $198 thousand, partially offset by an increase in deposit service charges of $248 thousand. There were no net gains realized on the sale of available-for-sale debt securities during the three months ended June 30, 2021. Comparatively, net gains realized on the sale of available-for-sale debt securities were $922 thousand for the same three-month period of 2020. Loan referral fees include fees received from counterparties related to various commercial loan interest rate swap transactions and fees received for the referral of FHA residential mortgage loans to a third-party broker. The reduction in loan referral fees reflected a decrease in the number and volume of such transactions in 2021 as compared to 2020. These reductions were partially offset by a $248 thousand, or 35.0%, increase in deposit service charges to $956 thousand for the three months ended June 30, 2021 compared to $708 thousand for the three months ended June 30, 2020. For the six months ended June 30, 2021, non-interest income increased $288 thousand, or 6.9%, to $4.5 million from $4.2 million for the same period of 2020. The increase resulted primarily from a settlement in the amount of $426 thousand from bank-owned life insurance death benefit claim that was recognized in 2021, coupled with increases in net gains on equity securities, deposit service charges and loan-related fees. Net gains on equity securities were $400 thousand for the six months ended June 30, 2021, compared to $18 thousand for the same period of 2020, an increase of $382 thousand. Deposit service charges increased $297 thousand, or 19.4%, to $1.8 million from $1.5 million for the same six-month period of 2020, resulting primarily from an increase in debit card usage. Additionally, loan-related fees increased $156 thousand, or 192.6%, to $237 thousand for the six months ended June 30, 2021, compared to $81 thousand for the six months ended June 30, 2020. The increase in loan related fees was due primarily to the recognition of servicing fees on loans originated under the Main Street Lending Program. These increases were slightly offset by a $858 thousand, or 80.1%, decrease in net gains on available-for-sale debt securities to $213 thousand for the six months ended June 30, 2021 from $1.1 million for the same period of 2020.

Non-interest expense increased $802 thousand, or 12.5%, to $7.2 million for the three months ended June 30, 2021 from $6.4 million for the three months June 30, 2020. The increase primarily reflected increases in salaries and benefits, data processing, and advertising expenses. Salaries and benefits increased $540 thousand, or 15.4%, to $4.0 million for the three months ended June 30, 2021, from $3.5 million for the same period in 2020. Data processing and advertising expenses increased $176 thousand and $101 thousand, respectively, to $885 thousand and $214 thousand, respectively, for the second quarter of 2021 when compared to the same quarter of 2020. For the six months ended June 30, 2021, non-interest expense increased $768 thousand, or 5.6%, to $14.4 million compared to $13.6 million for the same six-month period of 2020, primarily due to the increase in salaries and employee benefits, data processing expenses and regulatory assessments. Salaries and employee benefits increased $347 thousand, or 4.7%, to $7.8 million at June 30, 2021, compared to $7.4 million for the six months ended June 30, 2020. Data processing expenses increased $270 thousand, or 18.8%, to $1.7 million for the first half of 2021, compared to $1.4 million for the same period of 2020, primarily due to added costs associated with employees working remotely, coupled with additions to FNCB's digital banking services. Regulatory assessments increased $167 thousand, or 125.6%, to $300 thousand at June 30, 2021, from $133 thousand for the six months ended June 30, 2020, which reflected FDIC small bank assessment credits that were utilized in 2020. Marketing initiatives were very limited during the second quarter of 2020 as FNCB was operating under its pandemic preparedness plan. With the reopening of the economy and FNCB branches fully operational, marketing initiatives have since resumed, which resulted in the increase in advertising costs for the second quarter of 2021. In comparing both the second quarter and year-to-date periods of 2021 and 2020, the increase in salaries and employee benefits was largely due to a decrease in the amount of payroll-related loan origination costs that are deferred and amortized over the life of the loan. The increase in data processing costs reflected added costs associated with a remote work environment, enhancements made for cybersecurity protection and higher software costs. The year-over-year increase in regulatory assessments reflected the utilization of the remaining FDIC small bank assessment credits in 2020.

Asset Quality

FNCB's asset quality improved during the first half of 2021, as total non-performing loans decreased $1.0 million, or 18.4%, to $4.6 million, or 0.47% of total loans, at June 30, 2021 from $5.6 million, or 0.62% of total loans, at December 31, 2020. The improvement primarily reflected the payoff of one commercial relationship, strong repayment activity and the return of several loans to accrual status. Year-over-year, non-performing loans decreased $2.2 million, or 32.4%, from $6.7 million, or 0.71% of total loans, at June 30, 2020. FNCB’s loan delinquency rate (total delinquent loans as a percentage of total loans) improved to 0.56% at June 30, 2021, compared to 0.99% at December 31, 2020 and 0.89% at June 30, 2020. FNCB recorded a provision for loan and lease losses of $0.2 million for the second quarter of 2021 compared to $0.8 million for the same quarter of 2020. For the six months ended June 30, 2021, the provision for loan and lease losses totaled $0.3 million compared to $2.0 million for the same period of 2020. The credit provisioning in 2020 was directly related to the economic disruption and uncertainty caused by the onset of COVID-19 pandemic. The allowance for loan and lease losses was $12.3 million, or 1.26% of total loans, at June 30, 2021, compared to $11.9 million, or 1.33% of total loans, at December 31, 2020 and $11.0 million, or 1.16% of total loans, at June 30, 2020. Excluding PPP loans, which are 100.0% guaranteed by the federal government, this ratio was 1.37% at June 30, 2021.

Financial Condition

Total assets increased $59.1 million, or 4.0%, to $1.525 billion at June 30, 2021 from $1.466 billion at December 31, 2020. The change in total assets primarily reflected increases in net loans and available-for-sale debt securities, which were partially offset by a decrease in cash and cash equivalents. Net loans increased $75.1 million, or 8.4%, to $964.3 million at June 30, 2021 from $889.2 million at December 31, 2020, primarily due to the origination and funding of a second round of PPP loans, partially offset by first-round PPP loan forgiveness. Available-for-sale debt securities increased $82.8 million, or 23.6%, to $432.8 million at June 30, 2021 from $350.0 million at December 31, 2020, which primarily reflected the deployment of excess liquidity into the investment portfolio. Conversely, cash and cash equivalents decreased $99.9 million, or 64.1%, to $55.9 million at June 30, 2021 from $155.8 million at December 31, 2020. Total deposits increased $50.7 million, or 3.9%, to $1.338 billion at June 30, 2021 from $1.287 billion at December 31, 2020.  Specifically, non-interest-bearing deposits increased $40.9 million, or 15.1%, due primarily to second round PPP loan funding and additional fiscal stimulus payments, while interest-bearing deposits increased $9.8 million, or 1.0%. Borrowed funds remained constant at $10.3 million at June 30, 2021 and December 31, 2020, comprised entirely of $10.3 million in FNCB's junior subordinated debentures.

Additionally, on January 27, 2021, FNCB's Board of Directors authorized a stock repurchase program under which up to 975,000 shares of FNCB's outstanding common stock may be acquired in the open market. Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the trading plan, and the repurchased shares will be returned to the status of authorized but unissued shares of Common Stock. During the six months ended June 30, 2021, FNCB repurchased 193,530 shares at a weighted-average price per share of $7.18, or $1.4 million in aggregate. There is not a guarantee as to the exact number of shares that will be repurchased by FNCB, and FNCB may discontinue at any time that management determines additional repurchases are no longer warranted.

Total shareholders’ equity increased $4.7 million, or 3.1%, to $160.6 million at June 30, 2021 from $155.9 million at December 31, 2020.  The increase in capital was primarily due to net income for the six months ended June 30, 2021 of $11.1 million, partially offset by $2.4 million in dividends declared and paid for the six months ended June 30, 2021, a $2.7 million decrease in accumulated other comprehensive income related primarily to the depreciation in the fair value of FNCB's available-for-sale debt securities, net of deferred taxes, and $1.4 million for the repurchase of common shares. FNCB Bank's total risk-based capital and Tier 1 leverage ratios were 15.79% and 9.90% at June 30, 2021, respectively, compared to 15.79% and 9.57% at December 31, 2020, respectively.

Availability of Filings

Copies of FNCB’s most recent Annual Report on Form 10-K and Quarterly Reports on form 10-Q will be provided upon request from: Shareholder Relations, FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, PA 18512 or by calling (570) 348-6419. FNCB’s SEC filings including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are also available free of charge on the Investor Relations page of FNCB’s website, www.fncb.com, and on the SEC website at: http://www.sec.gov/edgar/searchedgar/companysearch.html

About FNCB Bancorp, Inc.:

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for over 110 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 17 community offices located in Lackawanna, Luzerne and Wayne Counties and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and Chief Financial Officer

FNCB Bank

(570) 348-6419

james.bone@fncb.com

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in our reports to shareholders, and in our other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “future” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the effect of the novel Coronavirus Disease 2019 ("COVID-19") pandemic on FNCB and its customers, the Commonwealth of Pennsylvania and the United States, related to the economy and overall financial stability; government and regulatory responses to the COVID-19 pandemic; government intervention in the U.S. financial system including the effects of recent legislative, tax, accounting and regulatory actions and reforms, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Tax Cuts and Jobs Act; political instability; the ability of FNCB to manage credit risk; weakness in the economic environment, in general, and within FNCB’s market area; the deterioration of one or a few of the commercial real estate loans with relatively large balances contained in FNCB’s loan portfolio; greater risk of loan defaults and losses from concentration of loans held by FNCB, including those to insiders and related parties; if FNCB’s portfolio of loans to small and mid-sized community-based businesses increases its credit risk; if FNCB’s ALLL is not sufficient to absorb actual losses or if increases to the ALLL were required; FNCB is subject to interest-rate risk and any changes in interest rates could negatively impact net interest income or the fair value of FNCB's financial assets; if management concludes that the decline in value of any of FNCB’s investment securities is other-than-temporary could result in FNCB recording an impairment loss; if FNCB’s risk management framework is ineffective in mitigating risks or losses to FNCB; if FNCB is unable to successfully compete with others for business; a loss of depositor confidence resulting from changes in either FNCB’s financial condition or in the general banking industry; if FNCB is unable to retain or grow its core deposit base; inability or insufficient dividends from its subsidiary, FNCB Bank; if FNCB loses access to wholesale funding sources; interruptions or security breaches of FNCB’s information systems; any systems failures or interruptions in information technology and telecommunications systems of third parties on which FNCB depends; security breaches; if FNCB’s information technology is unable to keep pace with growth or industry developments or if technological developments result in higher costs or less advantageous pricing; the loss of management and other key personnel; dependence on the use of data and modeling in both its management’s decision-making generally and in meeting regulatory expectations in particular; additional risk arising from new lines of business, products, product enhancements or services offered by FNCB; inaccuracy of appraisals and other valuation techniques FNCB uses in evaluating and monitoring loans secured by real property and other real estate owned; unsoundness of other financial institutions; damage to FNCB’s reputation; defending litigation and other actions; dependence on the accuracy and completeness of information about customers and counterparties; risks arising from future expansion or acquisition activity; environmental risks and associated costs on its foreclosed real estate assets; any remediation ordered, or adverse actions taken, by federal and state regulators, including requiring FNCB  to act as a source of financial and managerial strength for the FNCB Bank in times of stress;  costs arising from extensive government regulation, supervision and possible regulatory enforcement actions; new or changed legislation or regulation and regulatory initiatives; noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations; failure to comply with numerous "fair and responsible banking" laws; any violation of laws regarding privacy, information security and protection of personal information or another incident involving personal, confidential or proprietary information of individuals; any rulemaking changes implemented by the Consumer Financial Protection Bureau; inability to attract and retain its highest performing employees due to potential limitations on incentive compensation contained in proposed federal agency rulemaking; any future increases in FNCB Bank’s FDIC deposit insurance premiums and assessments; and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this press release. Readers should carefully review the risk factors described in the Annual Report and other documents that FNCB periodically files with the SEC, including its Form 10-K for the year ended December 31, 2020 and Form 10-Q for the quarter ended March 31, 2021.

FNCB Bancorp, Inc.
Selected Financial Data

	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
	2021	2021	2020	2020	2020
Per share data:
Net income (fully diluted)	$0.26	$0.29	$0.26	$0.20	$0.20
Cash dividends declared	$0.060	$0.060	$0.055	$0.055	$0.055
Book value	$7.99	$7.65	$7.70	$7.41	$7.19
Tangible book value	$7.99	$7.65	$7.70	$7.41	$7.19
Market value:
High	$7.98	$8.94	$7.95	$6.93	$7.19
Low	$6.90	$5.80	$5.16	$5.08	$5.15
Close	$7.27	$7.54	$6.40	$5.32	$5.75
Common shares outstanding	20,102,602	20,240,668	20,245,649	20,243,589	20,208,607

Selected ratios:
Annualized return on average assets	1.38%	1.61%	1.41%	1.15%	1.21%
Annualized return on average shareholders' equity	13.37%	15.27%	13.49%	11.05%	11.62%
Efficiency ratio	51.86%	51.87%	54.89%	66.66%	56.53%
Tier I leverage ratio (FNCB Bank)	9.90%	9.88%	9.57%	10.17%	10.60%
Total risk-based capital to risk-adjusted assets (FNCB Bank)	15.79%	16.26%	15.79%	16.09%	15.68%
Average shareholders' equity to average total assets	10.35%	10.53%	10.42%	10.40%	10.38%
Yield on earning assets (FTE)	3.80%	3.85%	4.05%	3.65%	3.70%
Cost of funds	0.30%	0.34%	0.44%	0.59%	0.69%
Net interest spread (FTE)	3.50%	3.51%	3.61%	3.06%	3.01%
Net interest margin (FTE)	3.58%	3.59%	3.70%	3.19%	3.18%
Total delinquent loans/total loans	0.56%	0.70%	0.99%	0.81%	0.89%
Allowance for loan and lease losses/total loans	1.26%	1.30%	1.33%	1.28%	1.16%
Non-performing loans/total loans	0.47%	0.52%	0.62%	0.64%	0.71%
Annualized net (recoveries) charge-offs /average loans	(0.02%)	0.03%	0.09%	(0.49%)	(0.12%)

FNCB Bancorp, Inc.
Year-to-Date Consolidated Statements of Income

	Six Months Ended
	June 30,
(in thousands, except share data)	2021	2020
Interest income
Interest and fees on loans	$20,028	$18,199
Interest and dividends on securities:
Taxable	3,886	3,544
Tax-exempt	1,002	445
Dividends	121	122
Total interest and dividends on securities	5,009	4,111
Interest on interest-bearing deposits in other banks	4	24
Total interest income	25,041	22,334
Interest expense
Interest on deposits	1,516	3,036
Interest on borrowed funds
Federal Reserve Bank Discount Window advances	-	14
Federal Home Loan Bank of Pittsburgh advances	-	379
Junior subordinated debentures	96	148
Total interest on borrowed funds	96	541
Total interest expense	1,612	3,577
Net interest income before provision for loan and lease losses	23,429	18,757
Provision for loan and lease losses	341	1,982
Net interest income after provision for loan and lease losses	23,088	16,775
Non-interest income
Deposit service charges	1,830	1,533
Net gain on the sale of available-for-sale securities	213	1,071
Net gain on equity securities	400	18
Net gain on the sale of mortgage loans held for sale	271	279
Loan-related fees	237	81
Income from bank-owned life insurance	263	248
Bank-owned life insurance settlement	426	-
Loan referral fees	16	262
Merchant services revenue	294	247
Other	533	456
Total non-interest income	4,483	4,195
Non-interest expense
Salaries and employee benefits	7,774	7,427
Occupancy expense	1,040	1,020
Equipment expense	686	731
Advertising expense	331	320
Data processing expense	1,704	1,434
Regulatory assessments	300	133
Bank shares tax	657	615
Professional fees	371	381
Other operating expenses	1,534	1,568
Total non-interest expense	14,397	13,629
Income before income taxes	13,174	7,341
Income tax expense	2,112	1,257
Net income	$11,062	$6,084

Income per share
Basic	$0.55	$0.30
Diluted	$0.55	$0.30

Cash dividends declared per common share	$0.120	$0.110
Weighted average number of shares outstanding:
Basic	20,232,183	20,182,012
Diluted	20,243,094	20,184,046

FNCB Bancorp, Inc.
Quarter-to-Date Consolidated Statements of Income

	Three Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(in thousands, except share data)	2021	2021	2020	2020	2020
Interest income
Interest and fees on loans	$10,242	$9,786	$10,338	$9,078	$9,060
Interest and dividends on securities
Taxable	1,980	1,906	1,832	1,698	1,692
Tax-exempt	516	486	465	463	388
Dividends	59	62	64	62	47
Total interest and dividends on securities	2,555	2,454	2,361	2,223	2,127
Interest on interest-bearing deposits in other banks	1	3	3	1	3
Total interest income	12,798	12,243	12,702	11,302	11,190
Interest expense
Interest on deposits	718	798	1,077	1,291	1,376
Interest on borrowed funds
Federal Reserve Bank Discount Window advances	-	-	-	18	14
Federal Home Loan Bank of Pittsburgh advances	-	-	-	95	160
Junior subordinated debentures	48	48	50	52	60
Total interest on borrowed funds	48	48	50	165	234
Total interest expense	766	846	1,127	1,456	1,610
Net interest income before provision (credit) for loan and lease losses	12,032	11,397	11,575	9,846	9,580
Provision (credit) for loan and lease losses	155	186	(115)	74	831
Net interest income after provision (credit) for loan and lease losses	11,877	11,211	11,690	9,772	8,749
Non-interest income
Deposit service charges	956	874	875	844	708
Net gain on the sale of available-for-sale securities	-	213	24	433	922
Net gain on equity securities	36	364	307	846	4
Net gain on the sale of mortgage loans held for sale	47	224	188	186	183
Loan-related fees	104	133	148	119	25
Income from bank-owned life insurance	142	121	116	118	119
Bank-owned life insurance settlement	4	422	-	-	-
Loan referral fees/interest rate swap revenue	16	-	52	76	214
Merchant services revenue	156	138	164	154	112
Other	248	285	211	194	214
Total non-interest income	1,709	2,774	2,085	2,970	2,501
Non-interest expense
Salaries and employee benefits	4,038	3,736	3,984	3,835	3,498
Occupancy expense	431	609	532	500	466
Equipment expense	333	353	365	381	360
Advertising expense	214	117	190	175	113
Data processing expense	885	819	745	754	709
Regulatory assessments	112	188	131	122	74
Bank shares tax	342	315	(92)	263	315
Professional fees	112	259	339	279	193
Other operating expenses	759	775	1,249	1,534	696
Total non-interest expense	7,226	7,171	7,443	7,843	6,424
Income before income taxes	6,360	6,814	6,332	4,899	4,826
Income tax expense	1,131	981	1,176	792	805
Net income	$5,229	$5,833	$5,156	$4,107	$4,021

Income per share
Basic	$0.26	$0.29	$0.26	$0.20	$0.20
Diluted	$0.26	$0.29	$0.26	$0.20	$0.20

Cash dividends declared per common share	$0.060	$0.060	$0.055	$0.055	$0.055
Weighted average number of shares outstanding:
Basic	20,222,216	20,242,262	20,241,730	20,235,384	20,191,527
Diluted	20,232,694	20,253,606	20,244,652	20,235,384	20,191,527

FNCB Bancorp, Inc.
Consolidated Balance Sheets

	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(in thousands)	2021	2021	2020	2020	2020
Assets
Cash and cash equivalents:
Cash and due from banks	$24,782	$22,382	$24,822	$26,121	$20,089
Interest-bearing deposits in other banks	31,160	76,172	130,989	78,895	81,390
Total cash and cash equivalents	55,942	98,554	155,811	105,016	101,479
Available-for-sale debt securities, at fair value	432,807	407,396	350,035	321,399	305,611
Equity securities, at fair value	4,303	4,267	3,026	2,719	938
Restricted stock, at cost	1,099	1,149	1,745	1,791	3,309
Loans held for sale	642	267	2,107	662	765
Loans, net of deferred loan fees and costs and unearned income	976,538	931,943	901,102	960,229	948,428
Allowance for loan and lease losses	(12,285)	(12,076)	(11,950)	(12,269)	(11,024)
Net loans	964,253	919,867	889,152	947,960	937,404
Bank premises and equipment, net	17,360	17,407	17,579	17,413	17,467
Accrued interest receivable	4,485	4,567	4,286	4,693	5,201
Bank-owned life insurance	33,216	33,074	31,712	31,596	31,478
Other assets	10,656	13,488	10,226	9,942	14,519
Total assets	$1,524,763	$1,500,036	$1,465,679	$1,443,191	$1,418,171

Liabilities
Deposits:
Demand (non-interest-bearing)	$312,408	$319,532	$271,499	$274,110	$266,846
Interest-bearing	1,025,770	1,003,296	1,015,949	998,128	902,781
Total deposits	1,338,178	1,322,828	1,287,448	1,272,238	1,169,627
Borrowed funds:
Federal Reserve Bank Discount Window advances	-	-	-	-	36,242
Federal Home Loan Bank of Pittsburgh advances	-	-	-	-	42,809
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total borrowed funds	10,310	10,310	10,310	10,310	89,361
Accrued interest payable	87	99	108	139	248
Other liabilities	15,574	11,869	11,953	10,458	13,578
Total liabilities	1,364,149	1,345,106	1,309,819	1,293,145	1,272,814

Shareholders' equity
Preferred stock	-	-	-	-	-
Common stock	25,128	25,300	25,307	25,304	25,260
Additional paid-in capital	80,591	81,640	81,587	81,500	81,261
Retained earnings	43,698	39,691	35,080	31,044	28,057
Accumulated other comprehensive income	11,197	8,299	13,886	12,198	10,779
Total shareholders' equity	160,614	154,930	155,860	150,046	145,357
Total liabilities and shareholders’ equity	$1,524,763	$1,500,036	$1,465,679	$1,443,191	$1,418,171

FNCB Bancorp, Inc.
Summary Tax-equivalent Net Interest Income

	Three Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(dollars in thousands)	2021	2021	2020	2020	2020
Interest income
Loans:
Loans - taxable	$9,897	$9,401	$9,938	$8,688	$8,661
Loans - tax-free	437	487	506	494	505
Total loans	10,334	9,888	10,444	9,182	9,166
Securities:
Securities, taxable	2,039	1,968	1,896	1,760	1,739
Securities, tax-free	653	615	589	586	491
Total interest and dividends on securities	2,692	2,583	2,485	2,346	2,230
Interest-bearing deposits in other banks	1	3	3	1	3
Total interest income	13,027	12,474	12,932	11,529	11,399
Interest expense
Deposits	718	798	1,077	1,291	1,376
Borrowed funds	48	48	50	165	234
Total interest expense	766	846	1,127	1,456	1,610
Net interest income	$12,261	$11,628	$11,805	$10,073	$9,789

Average balances
Earning assets:
Loans:
Loans - taxable	$909,833	$873,544	$889,964	$908,095	$875,119
Loans - tax-free	44,583	46,897	46,444	44,826	46,836
Total loans	954,416	920,441	936,408	952,921	921,955
Securities:
Securities, taxable	326,848	286,128	255,111	232,081	247,939
Securities, tax-free	82,304	75,876	71,154	69,973	56,220
Total securities	409,152	362,004	326,265	302,054	304,159
Interest-bearing deposits in other banks (a)	7,042	13,490	14,808	8,286	6,439
Total interest-earning assets (a)	1,370,610	1,295,935	1,277,481	1,263,261	1,232,553
Non-earning assets (a)	145,861	175,301	181,708	159,037	108,608
Total assets	$1,516,471	$1,471,236	$1,459,189	$1,422,298	$1,341,161
Interest-bearing liabilities:
Deposits	$1,019,612	$999,085	$1,016,916	$943,754	$850,525
Borrowed funds	10,310	10,310	10,310	51,629	81,813
Total interest-bearing liabilities	1,029,922	1,009,395	1,027,226	995,383	932,338
Demand deposits	317,670	294,525	268,531	267,636	258,609
Other liabilities	11,998	12,413	11,377	11,384	11,065
Shareholders' equity	156,881	154,903	152,055	147,895	139,149
Total liabilities and shareholders' equity	$1,561,471	$1,471,236	$1,459,189	$1,422,298	$1,341,161

Yield/Cost
Earning assets:
Loans:
Interest and fees on loans - taxable	4.35%	4.30%	4.47%	3.83%	3.96%
Interest and fees on loans - tax-free	3.92%	4.15%	4.36%	4.41%	4.31%
Total loans	4.33%	4.30%	4.46%	3.85%	3.98%
Securities:
Securities, taxable	2.50%	2.75%	2.97%	3.03%	2.81%
Securities, tax-free	3.17%	3.24%	3.31%	3.35%	3.49%
Total securities	2.63%	2.85%	3.05%	3.11%	2.93%
Interest-bearing deposits in other banks (a)	0.06%	0.09%	0.08%	0.05%	0.19%
Total earning assets (a)	3.80%	3.85%	4.05%	3.65%	3.70%
Interest-bearing liabilities:
Interest on deposits	0.28%	0.32%	0.42%	0.55%	0.65%
Interest on borrowed funds	1.86%	1.86%	1.94%	1.28%	1.14%
Total interest-bearing liabilities	0.30%	0.34%	0.44%	0.59%	0.69%
Net interest spread (a)	3.50%	3.51%	3.61%	3.06%	3.01%
Net interest margin (a)	3.58%	3.59%	3.70%	3.19%	3.18%

(a) Reflects revisions to average balances for the three months ended September 30, 2020 and June 30, 2020 to reclassify certain average deposits in other banks from interest-bearing deposits in other banks to non-earning assets in the amount of $62,315 and $21,419, respectively.

FNCB Bancorp, Inc.
Asset Quality Data

	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(in thousands)	2021	2021	2020	2020	2020
At period end
Non-accrual loans, including non-accruing troubled debt restructured loans (TDRs)	$4,555	$4,842	$5,581	$6,176	$6,740
Loans past due 90 days or more and still accruing	-	-	-	-	-
Total non-performing loans	4,555	4,842	5,581	6,176	6,740
Other real estate owned (OREO)	236	58	58	58	85
Other non-performing assets	1,773	1,900	1,900	1,900	1,900
Total non-performing assets	$6,564	$6,800	$7,539	$8,134	$8,725

Accruing TDRs	$6,823	$6,962	$6,975	$7,216	$8,592

For the three months ended
Allowance for loan and lease losses
Beginning balance	$12,076	$11,950	$12,269	$11,024	$9,907
Loans charged-off	136	361	338	582	316
Recoveries of charged-off loans	190	301	134	1,753	602
Net (recoveries) charge-offs	(54)	60	204	(1,171)	(286)
Provision (credit) for loan and lease losses	155	186	(115)	74	831
Ending balance	$12,285	$12,076	$11,950	$12,269	$11,024

FNCB Bancorp, Inc.
Non-GAAP Reconciliations

	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(dollars in thousands)	2021	2021	2020	2020	2020
Annualized net interest margin:
Net interest margin (1 divided by 3)	3.58%	3.59%	3.70%	3.19%	3.18%
Net interest margin, excluding PPP loans (non-GAAP) (2 divided by 4)	3.45%	3.37%	3.49%	3.40%	3.34%

Net interest income (FTE) (1)	$12,261	$11,628	$11,805	$10,073	$9,789
PPP loan interest and fee income	1,319	1,499	1,485	298	223
Net interest income (FTE), excluding PPP loans (non-GAAP) (2)	$10,942	$10,129	$10,320	$9,775	$9,566

Average earning assets (3)(a)	$1,370,610	$1,295,935	$1,277,481	$1,263,261	$1,232,553
Average PPP loans	101,779	94,801	95,837	114,395	86,241
Average earning assets, excluding PPP loans (non-GAAP) (4)	$1,268,831	$1,201,134	$1,181,644	$1,148,866	$1,146,312

Allowance for loan and lease losses/total period end loans
Allowance for loans and lease losses/total period end loans (5 divided by 6)	1.26%	1.30%	1.33%	1.28%	1.16%
Allowance for loans and lease losses/total period end loans, excluding PPP loans (5 divided by 7)	1.37%	1.46%	1.45%	1.45%	1.32%

Allowance for loans and lease losses (5)	$12,285	$12,076	$11,950	$12,269	$11,024

Total period end loans (6)	$976,538	$931,943	$901,102	$960,229	$948,428
PPP loans outstanding at period end	82,354	103,466	76,004	114,784	113,193
Total period end loans, excluding PPP loans (7)	$894,184	$828,477	$825,098	$845,445	$835,235

(a) Reflects revisions to average balances for the three months ended September 30, 2020 and June 30, 2020 to reclassify certain average deposits in other banks from interest-bearing deposits in other banks to non-earning assets in the amount of $62,315 and $21,419, respectively.